AMENDMENT NO. 1 TO RIGHTS AGREEMENT


          AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of August 22, 1995, between SOUTHWESTERN PUBLIC SERVICE COMPANY, a New Mexico corporation (the "Company"), and SOCIETY NATIONAL BANK, successor to Ameritrust Company National Association, a national banking association organized and existing under the laws of the United States of America (the "Rights Agent"), amending the Rights Agreement, dated as of July 23, 1991, between the Company and the Rights Agent.

                     W I T N E S S E T H:

          WHEREAS, the Company intends to enter into an Agree-ment and Plan of Reorganization, by and among M-P New Co., a Delaware corporation ("Newco"), Public Service Company of Colo-rado, a Colorado corporation ("PSC"), and the Company, dated as of August 22, 1995 (the "Reorganization Agreement"), as a result of which PSC and the Company will become wholly owned subsidiaries of Newco and the common shareholders of PSC and the Company will together own all of the outstanding shares of common stock of Newco; and

          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

                           ARTICLE I

          1. The Rights Agreement is amended by adding the following WHEREAS clause immediately before the paragraph beginning "NOW, THEREFORE":

          WHEREAS, the Board of Directors of the Com-pany has authorized the transaction contemplated by the Agreement and Plan of Reorganization (the
     "Reorganization Agreement"), by and among M-P New
     Co., a Delaware corporation ("Newco"), Public Ser-vice Company of Colorado, a Colorado corporation
     ("PSC"), and the Company, dated as of August 22, 1995, as a result of which PSC and the Company will become wholly owned subsidiaries of Newco and


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      the common shareholders of PSC and the Company
      will together own all of the outstanding shares of common stock of Newco;

            2. The Rights Agreement is amended by adding the following new Section to the end of such Agreement:

            "Section 35. Newco Reorganization. Notwithstanding any provision herein to the contrary, none of Newco, PSC or any of their respective Affiliates and Associates shall be considered an Acquiring Person under this Agreement and no Shares Acquisition Date or Distribution Date has occurred or will occur, in any such case as a result of the approval, execution or delivery of the Reorganization Agreement."

                                ARTICLE II

            1. Section 3(c) of the Rights Agreement is amended as follows:

            (a) by adding after "July 23, 1991" in the third line of the legend the phrase:

            ", as amended by Amendment No. 1 dated as of August
22, 1995"

            2. Exhibit A to the Rights Agreement is amended as follows:

            (a) by adding after "July 23, 1991" in the third line of the first paragraph on page A-1 the phrase:

            ", as amended by Amendment No. 1 dated as of August
22, 1995"

            (b) by adding the following paragraph after the sec-ond paragraph on page A-1:

            "Notwithstanding anything herein to the contrary, none of Newco (as defined below), PSC (as defined below) or any of their respective Affiliates and Associates is an "Acquiring Person" and no "Shares Acquisition Date" or "Distribution Date" has occurred or shall occur as a result of the approval, execution or delivery of the Agreement and Plan of Reorganization, by and among M-P New Co., a Delaware corporation ("Newco"), Public Service Com-pany of Colorado, a Colorado corporation ("PSC"), and the

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      Company, dated as of August 22, 1995, or the transactions
      contemplated thereunder."

            3. Exhibit B to the Rights Agreement is amended as follows:

            (a) by deleting the last sentence of the first para-graph on page B-1 and substituting the following:

            "On August 22, 1995, the Board of Directors amended the Rights. The description and terms of the Rights are set forth in a Rights Agreement, as amended (the "Rights Agreement"), between the Company and Society National Bank, successor to Ameritrust Company National Associa-tion, as Rights Agent (the "Rights Agent")."

            (b) by adding the following paragraph after the fifth full paragraph on page B-2:

            "Notwithstanding anything herein to the contrary, none of Newco (as defined below), PSC (as defined below) or any of their respective Affiliates and Associates (each as defined in the Rights Agreement) is an "Acquiring Per-son" and no "Shares Acquisition Date" or "Distribution Date" has occurred or shall occur as a result of the approval, execution or delivery of the Agreement and Plan of Reorganization, by and among M-P New Co., a Delaware corporation ("Newco"), Public Service Company of Colorado, a Colorado corporation ("PSC"), and the Company, dated as of August 22, 1995, or the transactions contemplated thereunder."

            (c) by deleting the last paragraph on page B-2 and substituting the following:

            "A copy of the Rights Agreement has been filed with the Securities and Exchange Commission (the "Commission") as an Exhibit to a Registration Statement or Form 8-A dated July 23, 1991. A copy of Amendment No. 1 has been filed with the Commission as an Exhibit to Form 8-A/A, which amends the earlier Form 8-A. Copies of the Rights Agreement and Amendment No. 1 thereto are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is quali-fied in its entirety by reference to the Rights Agreement, as amended, which is hereby incorporated by reference."



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                                ARTICLE III

            1.    The term "Agreement" as used in the Rights
Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 1.

            2. The foregoing amendments contained in Articles I, II and III shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            3. This Amendment No. 1 may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

































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            IN WITNESS WHEREOF, the parties hereto have caused
this Amendment No. 1 to be duly executed, all as of the day and year first above written.


                              SOUTHWESTERN PUBLIC SERVICE COMPANY


                              By: /s/ Bill D. Helton
                                    Name:  Bill D. Helton
                                    Title: Chairman of the Board
                                             and Chief Executive
                                             Officer


                              SOCIETY NATIONAL BANK, successor to
                                Ameritrust Company National
                                Association, as Rights Agent


                              By: /s/ Mark Asbury
                                    Name:  Mark Asbury
                                    Title: Vice President